NVE Corporation Reports Fourth Quarter and Fiscal Year Results
and Announces Quarterly Dividend

EDEN PRAIRIE, Minn.—May 1, 2024—NVE Corporation (Nasdaq: NVEC) announced today financial results for the quarter and fiscal year ended March 31, 2024.

Total revenue for the fourth quarter of fiscal 2024 decreased 45% to $7.08 million from $12.8 million for the prior-year quarter. The decrease was due to a 43% decrease in product sales and an 88% decrease in contract research and development revenue. Net income for the fourth quarter of fiscal 2024 decreased 54% to $3.81 million, or $0.79 per diluted share, compared to $8.23 million, or $1.70 per diluted share, for the prior-year quarter.

For fiscal 2024, total revenue decreased 22% to $29.8 million, compared to $38.3 million in the prior year. The decrease was due to a 21% decrease in product sales and a 45% decrease in contract research and development revenue. Net income for fiscal 2024 decreased 25% to $17.1 million, or $3.54 per diluted share, from $22.7 million, or $4.70 per share, for fiscal 2023.

The company also announced a quarterly cash dividend to shareholders of $1.00 per share of common stock, payable May 31, 2024 to shareholders of record as of May 13, 2024.

“We are pleased to report solid earnings for the quarter and fiscal year despite a semiconductor industry downturn,” said NVE President and Chief Executive Officer Daniel A. Baker, Ph.D.

NVE is a leader in the practical commercialization of spintronics, a nanotechnology that relies on electron spin rather than electron charge to acquire, store, and transmit information. The company manufactures high-performance spintronic products including sensors and couplers that are used to acquire and transmit data.

Statements used in this press release that relate to future plans, events, financial results, or performance are forward-looking statements that are subject to certain risks and uncertainties including, among others, such factors as our reliance on several large customers for a significant percentage of revenue, uncertainties related to the economic environments in the industries we serve, uncertainties related to future sales and revenues, risks and uncertainties related to future dividend payments, as well as the risk factors listed from time to time in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2024.

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NVE CORPORATION STATEMENTS OF INCOME QUARTERS AND YEARS ENDED MARCH 31, 2024 AND 2023
	Quarter Ended March 31,
	2024	2023
Revenue
Product sales	$7,034,840	$12,408,832
Contract research and development	48,389	388,851
Total revenue	7,083,229	12,797,683
Cost of sales	1,737,977	2,529,311
Gross profit	5,345,252	10,268,372
Expenses
Research and development	811,339	611,489
Selling, general, and administrative	473,622	752,710
Total expenses	1,284,961	1,364,199
Income from operations	4,060,291	8,904,173
Interest income	508,431	408,127
Income before taxes	4,568,722	9,312,300
Provision for income taxes	755,741	1,079,656
Net income	$3,812,981	$8,232,644
Net income per share – basic	$0.79	$1.70
Net income per share – diluted	$0.79	$1.70
Weighted average shares outstanding
Basic	4,833,610	4,830,826
Diluted	4,839,556	4,836,365

	Year Ended March 31,
	2024	2023
Revenue
Product sales	$29,218,063	$37,196,717
Contract research and development	586,116	1,056,875
Total revenue	29,804,179	38,253,592
Cost of sales	6,772,533	8,062,311
Gross profit	23,031,646	30,191,281
Expenses
Research and development	2,731,434	2,583,994
Selling, general, and administrative	1,771,833	1,963,105
Provision for credit losses	9,514	-
Total expenses	4,512,781	4,547,099
Income from operations	18,518,865	25,644,182
Interest income	1,948,720	1,448,655
Income before taxes	20,467,585	27,092,837
Provision for income taxes	3,342,886	4,398,379
Net income	$17,124,699	$22,694,458
Net income per share – basic	$3.54	$4.70
Net income per share – diluted	$3.54	$4.70
Weighted average shares outstanding
Basic	4,833,146	4,830,826
Diluted	4,839,705	4,832,096

NVE CORPORATION BALANCE SHEETS MARCH 31, 2024 AND 2023

	March 31, 2024	March 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$10,283,550	$1,669,896
Marketable securities, short-term (amortized cost of $12,283,630 as of March 31, 2024 and $15,696,135 as of March 31, 2023)	11,917,779	15,513,095
Accounts receivable, net of allowance for credit losses of $15,000	3,144,833	6,523,344
Inventories	7,158,585	6,417,010
Prepaid expenses and other assets	689,349	663,459
Total current assets	33,194,096	30,786,804
Fixed assets
Machinery and equipment	10,501,096	10,484,365
Leasehold improvements	1,956,309	1,956,309
	12,457,405	12,440,674
Less accumulated depreciation and amortization	11,403,383	11,095,236
Net fixed assets	1,054,022	1,345,438
Deferred tax assets	1,453,704	572,038
Marketable securities, long-term (amortized cost of $31,417,890 as of March 31, 2024, and $37,495,846 as of March 31, 2023)	30,788,301	36,125,047
Right-of-use asset – operating lease	289,910	425,843
Total assets	$66,780,033	$69,255,170

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$127,154	$281,712
Accrued payroll and other	729,215	1,375,250
Operating lease	179,372	175,798
Total current liabilities	1,035,741	1,832,760
Operating lease	175,775	342,908
Total liabilities	1,211,516	2,175,668

Shareholders’ equity
Common stock	48,337	48,308
Additional paid-in capital	19,554,812	19,295,442
Accumulated other comprehensive income	(777,637)	(1,213,858)
Retained earnings	46,743,005	48,949,610
Total shareholders’ equity	65,568,517	67,079,502
Total liabilities and shareholders’ equity	$66,780,033	$69,255,170